Exhibit 99.12

RIGHTS PURCHASE AGREEMENT

This RIGHTS PURCHASE AGREEMENT, dated as of October 26, 2014 (this “Agreement”), is by and between SPE Master I, LP, a limited partnership organized under the laws of the state of Delaware (the “Seller”), and Mr. Edward S. Lampert (the “Purchaser”). Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to them in the Amended and Restated Limited Partnership Agreement of the Seller, dated as of July 31, 2012 (as amended and supplemented to date, the “Partnership Agreement”).

WHEREAS, on October 16, 2014, Sears Holdings Corporation (“Sears”) commenced a rights offering (the “SCC Rights Offering”) of up to 40 million common shares of Sears Canada Inc. (“Sears Canada”), pursuant to which Sears distributed one right (each, an “SCC Right”) for every share of Sears common stock held by Sears shareholders as of the SCC Rights Offering record date, and each such SCC Right entitles its holder to purchase 0.375643 of a common share of Sears Canada at a purchase price of U.S. $9.50 per share;

WHEREAS, pursuant to the terms of the SCC Rights Offering as set forth in the prospectus relating to the SCC Rights Offering, the SCC Rights are transferable;

WHEREAS, as a shareholder of Sears, the Seller has received 2,494,783 SCC Rights (“Seller’s SCC Rights”) in the SCC Rights Offering, and the Seller desires to sell to the Purchaser 1,409,564 of the Seller’s SCC Rights (the “Transferred Rights”);

WHEREAS, such sale of the Transferred Rights to the Purchaser (the “Sale”) would be considered to be a “principal transaction” under the Investment Advisers Act of 1940, as amended, and, pursuant to Section 3.14 of the Partnership Agreement, on October 10, 2014 Limited Partners collectively holding at least 50% + 1 of the aggregate Partnership Percentages of all the Limited Partners consented to the Sale; and

WHEREAS, the purchase price of the Transferred Rights shall be based on the value of the Transferred Rights determined in accordance with Section 1.7 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits, representations, warranties, conditions, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as set forth below:

ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED RIGHTS

Section 1.1 Purchase and Sale of the Transferred Rights. Upon the terms and subject to the conditions set forth herein, following the satisfaction or waiver of all of the conditions set forth in this Agreement, at the Closing, the Seller hereby agrees to grant, sell, assign, transfer and convey to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, the Seller’s SCC Rights to be transferred in the Transferred Rights, representing all of Seller’s right, title and interest in such SCC Rights.

Section 1.2 Purchase Price. At the Closing, the Purchaser shall pay in cash $143,775.53 to the Seller in exchange for selling and transferring to the Purchaser all of the Transferred Rights (the “Purchase Price”).

Section 1.3 Closing. The closing of the purchase and sale of the Transferred Rights (the “Closing”) shall occur simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”). On the Closing Date, the parties shall make such deliveries as required by Sections 1.3(a) and 1.3(b).

(a) Seller’s Deliverables. At the Closing, the Seller shall deliver to the Purchaser the following items, each of which shall be in form and substance reasonably satisfactory to the Purchaser:

(i) The documentation (such as certificates, if any) representing the Seller’s SCC Rights to be transferred through the Transferred Rights; and

(ii) A duly executed instrument of assignment, in the form attached as Exhibit A hereto.

(b) Purchaser’s Deliverables. At the Closing, the Purchaser shall deliver to the Seller the following items:

(i) The Purchase Price owed to the Seller as described in Section 1.2;

(ii) A duly executed instrument of assignment, in the form attached as Exhibit A hereto; and

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller makes the following representations and warranties to the Purchaser as of the Closing Date:

Section 2.1 Ownership of Seller’s SCC Rights to be Transferred in the Transferred Rights. As of the Closing Date: (a) the Seller is the sole record and beneficial owner of the Seller’s SCC Rights to be transferred in the Transferred Rights and all rights, obligations and interests appurtenant thereto, and owns such Seller’s SCC Rights free from all taxes, liens, claims, encumbrances and charges; (b) there are no outstanding rights (including any rights of first offer, rights of first refusal and the like), options, subscriptions or other agreements or commitments restricting the Seller from selling or transferring such Seller’s SCC Rights to the Purchaser; and (c) the Seller has full power to transfer lawfully such Seller’s SCC Rights owned by the Seller to the Purchaser.

Section 2.2 Authority; Due Execution and Binding Obligation. The Seller has the legal capacity and requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations and to consummate all of the transactions contemplated under the terms of this Agreement. This Agreement has been duly executed and delivered by the Seller, and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 2.3 Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Seller, (b) conflict with, breach, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, understanding or instrument to which the Seller is a party or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Seller, except for such conflicts, breaches, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

Section 2.4 Consents. No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

Section 2.5 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Seller, threatened against or affecting the Seller that could reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

Section 2.6 Outstanding Amounts. As of the Closing Date, the Seller has paid any and all amounts and charges due and owing to any person with respect to the Seller’s SCC Rights to be Transferred in the Transferred Rights and there are no unpaid amounts or charges claimed to be due to any person from the Seller with respect to such Seller’s SCC Rights.

Section 2.7 Limited Partner Approval. On October 10, 2014, Limited Partners collectively holding at least 50% + 1 of the aggregate Partnership Percentages of all the Limited Partners provided their consent to the Sale.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties to the Seller as of the Closing Date:

Section 3.1 Authority; Due Execution and Binding Obligation. The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and shall constitute the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 3.2 Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) conflict with, breach, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, understanding or instrument to which the Purchaser is a party or (b) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clause (b) above, for such conflicts, breaches, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.3 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that could reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Act”).

Section 3.5 Access to Information. The Purchaser has had access to or has been furnished with all public filings made by Sears Canada with the Securities and Exchange Commission.

Section 3.6 Transferability.

(a) The Purchaser understands that the Transferred Rights received by the Purchaser from the Seller have not been registered under the Act, and may not be sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements. The Purchaser understands the book entries representing any Transferred Rights received by it may have a restrictive legend similar to the one that follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAW, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR ANY EXEMPTION THEREFROM.

(b) The Purchaser will be acting only for itself and not as a part of a sale or planned distribution in violation of the Act in making any subsequent offer or sale of any Transferred Rights ultimately received by the Purchaser from the Seller.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Further Assurances. Each party shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.2 Governing Law. This Agreement, and any claim hereunder, shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware, without reference to conflict of law principles.

Section 4.3 Headings. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. A reference in this Agreement to an Article or a Section is to the relevant article, section of (including a section of a Schedule) or Schedule to this Agreement.

Section 4.4 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the fullest extent possible.

Section 4.5 Binding Effect; Whole Agreement; Amendments and Waivers.

(a) This Agreement contains the entire agreement among the parties relating to the subject matter of this Agreement at the date hereof and supersedes and replaces any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

(b) No amendment to, or waiver of any provision of, this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

Section 4.6 Assignment. No party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

Section 4.7 Third Party Rights. Except as expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person that is not a party or the successor or permitted assignee of a party to this Agreement.

Section 4.8 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts constitute one and the same instrument and become effective when one or more counterparts have been signed by each party whose signature is required and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers (of if such party is a natural person, such party has duly executed this Agreement), as of the day and year first above written.

SELLER:

SPE MASTER I, LP

	By:	RBS Partners, L.P.,
its General Partner

	By:	ESL Investments, Inc.,
its General Partner

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

PURCHASER:

EDWARD S. LAMPERT

/s/ Edward S. Lampert

[Signature Page to SCC RIGHTS Purchase Agreement - SPE Master Sale to GP Distributed Account]

ASSIGNMENT AND ASSUMPTION OF SELLER’S SCC RIGHTS

THIS ASSIGNMENT AND ASSUMPTION OF SELLER’S SCC RIGHTS (this “Assignment and Assumption”) is entered into as of this 26th day of October, 2014 by and between SPE Master I, LP, a limited partnership organized under the laws of Delaware (the “Seller”), and Mr. Edward S. Lampert (the “Purchaser”), pursuant to that certain Rights Purchase Agreement, dated as of October 26, 2014, (the “Purchase Agreement”), between the Seller and the Purchaser. Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides for, among other matters, the Purchaser’s purchase from the Seller, and the Seller’s sale to the Purchaser, of 1,409,564 the Seller’s SCC Rights (the “Transferred Rights”).

NOW, THEREFORE, in consideration of the premises and the terms, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Seller hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby assumes, all of the Seller’s rights, title and interest in and to, and obligations and liabilities with respect to, the Transferred Rights, such right, title and interest in and to such the Transferred Rights free and clear of any and all liens, mortgages, claims or other encumbrances.

2.	The Seller and the Purchaser hereby agree to execute and deliver to each other any and all documents requested from time to time by the other party as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

3.	Each person executing this Assignment and Assumption represents and warrants that he or she is duly authorized and empowered to execute this Assignment and Assumption, and does so solely as the act of and on behalf of the party indicated below.

This Assignment and Assumption shall be binding upon, and shall inure to the benefit of, the Seller, the Purchaser and each of their successors and permitted assigns and shall be subject to the terms and conditions of the Purchase Agreement. In the event of a conflict between any of the terms and provisions hereof and the Purchase Agreement, the Purchase Agreement shall be deemed to control.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed as of the day and year first above written.

SELLER:

SPE MASTER I, LP

By:	RBS Partners, L.P.,
its General Partner

By: ESL Investments, Inc.,
its General Partner

By:
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

PURCHASER:

EDWARD S. LAMPERT

[Signature Page to Assignment and Assumption Agreement –

SPE Master Sale to GP Distributed Account]